Exhibit 21.1

LIST OF SUBSIDIARIES

		Beneficial
	Place of	Ownership
Name of Subsidiary	Incorporation	Interest

Southern China Livestock International Inc.	U.S	100%
Mayson International Services Limited	BVI	100%
Mayson Enterprises Services Limited	BVI	100%
Mayson Holdings Limited	Hong Kong	100%
Beijing Huaxin Tianying Livestock Technology Co., Ltd.	PRC	100%
Jiangxi Yingtan Huaxin Livestock Co., Ltd.	PRC	100%
Jiangxi Southern China Livestock Technology	PRC	100%
Yingtan Liangqi Livestock Co., Ltd.	PRC	99%
Yingtan Yongsheng Livestock Co., Ltd.	PRC	99%
Yujiang Yinmei Livestock Co., Ltd.	PRC	99%
Yujiang Changsong Livestock Co., Ltd.	PRC	99%
Yujiang Jiansheng Livestock Co., Ltd.	PRC	99%
Yujiang Fengyuan Livestock Co., Ltd.	PRC	98.01%
Yingtan Yujiang Zhongtong Swine Co., Ltd.	PRC	98.01%
Yujiang Xianyue Livestock Feeds Co., Ltd.	PRC	98.01%
Jiangxi Yingtan Fuxin Development and Trade Co., Ltd.	PRC	98.01%
Yingtan Livestock Feeds Development Co., Ltd.	PRC	98.01%
Yujiang Xiangying Swine Co., Ltd.	PRC	98.01%
Yujiang Decheng Livestock Co., Ltd.	PRC	98.01%